EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2003, relating to the consolidated financial statements of Cheniere Energy, Inc., which appears on page 39 in Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ MANN FRANKFORT STEIN & LIPP CPAS, L.L.P.
MANN FRANKFORT STEIN & LIPP CPAs, L.L.P.

January 30, 2004

Houston, Texas